Exhibit 99.1

FOR IMMEDIATE RELEASE

QUALSTAR ANNOUNCES THE DEPARTURE OF EXECUTIVE

AND ONGOING PROGRESS WITH ITS COST REDUCTION EFFORTS

SIMI VALLEY, California, November 5, 2013 — Qualstar Corporation (NasdaqGM: QBAK), a manufacturer of data storage solutions and high-efficiency power supplies, today announced the departure of William J. Lurie the Company’s Vice President of Engineering.

In furtherance of the Company’s efforts to reduce Qualstar’s cost structure, the Company eliminated the position of Vice President of Engineering and terminated the employment of William J. Lurie. Mr. Lurie’s duties shall be distributed among other employees of Qualstar. “We believe that the successful turnaround of Qualstar requires that expenses need to be carefully controlled and we reduced a layer of management that is redundant for an organization our size,” said Steven N. Bronson, CEO and President. Mr. Bronson continued, “We wish Bill all the success with his future endeavors.”

Since July 2013, under the leadership of Steven N. Bronson, as CEO and President, and the new Board of Directors, the Company has made significant progress in reducing its overall expense structure in an effort to achieve the goal of making the Company profitable.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar is a leading provider of high efficiency and high density power supplies marketed under the N2PowerTM brand, and of data storage systems marketed under the QualstarTM brand. Our N2Power power supply products  provide compact and efficient power conversion for a wide variety of industries and applications including, but not limited to telecom, networking, broadcast, industrial, lighting, gaming and test equipment. Our Qualstar data storage products are used to provide highly scalable and reliable solutions to store and retrieve very large quantities of electronic data. Qualstar’s products are known throughout the world for high quality and  Simply ReliableTM  designs that provide years of trouble-free service. More information is available at  www.qualstar.com  or  www.n2power.com  or by phone at 805-583-7744.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements relating to expectations, plans or prospects for Qualstar Corporation that are based upon the current expectations and beliefs of Qualstar's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Qualstar does not expect to, and disclaims any obligation to, publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Qualstar, however, reserves the right to update such statements or any portion thereof at any time for any reason. In particular, the following factors, among others, could cause actual or future results to differ materially from those suggested by the forward-looking statements: Qualstar’s ability to successfully execute on its strategic plan and meet its long-term financial goals; Qualstar’s ability to successfully implement and recognize cost savings; Qualstar’s ability to develop and commercialize new products; industry and customer adoption and acceptance of Qualstar’s new products; Qualstar’s ability to increase sales of its products; the rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; adverse changes in market demand for Qualstar’s products; increased global competition and pricing pressure on Qualstar’s products; and the risks related to actions of activist shareholders, including the amount of related costs.

For further information on these and other and other cautionary statements, please refer to the risk factors discussed in Qualstar’s filings with the U.S. Securities and Exchange Commission including, but not limited to, Qualstar’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of such Form 10-K, and any subsequently filed reports. All documents also are available without charge through the SEC’s website (www.sec.gov) or from Qualstar’s website (www.qualstar.com).

Contact:

Heather Mayer, Investor Relations

Heather.Mayer@Qualstar.com

805.416.7001